Exhibit A

Cover Letter to Offer to Purchase and Letter of Transmittal

Wilshire Private Assets Master Fund

If You Do Not Want to Sell Your Shares at This Time, Please Disregard This Notice. This Is Solely Notification of the Fund’s Tender Offer.

August 30, 2024

Dear Shareholder:

We are writing to inform you of important dates relating to a tender offer by Wilshire Private Assets Master Fund (the “Fund”). The Fund gives shareholders the opportunity to tender shares for repurchase on a periodic basis since shares are not generally redeemable for cash or traded on a stock exchange. Shares may be tendered for repurchase during one of the Fund’s repurchase offers. If you are not interested in tendering any of your shares at this time, please disregard this notice and take no action.

The tender offer period will begin on August 30, 2024 and end September 30, 2024 (at 4:00 p.m. ET). Tenders of Shares may be withdrawn until September 30, 2024 (4:00 p.m. ET).

Should you wish to tender any of your shares for purchase by the Fund, please complete and return the enclosed Letter of Transmittal by no later than September 30, 2024. If you do not wish to sell your shares, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ALL OR ANY PORTION OF YOUR SHARES AT THIS TIME.

All tenders of shares must be received by the Fund, either by mail or by fax, in good order no later than September 30, 2024.

If we may be of further assistance, please contact us by calling one of our dedicated account representatives at (855) 520-7711, Monday through Friday (except holidays), from 9:00 a.m. to 6:00 p.m., Eastern time.

Each of the Fund and Wilshire Advisors LLC do not render advice on tax and tax accounting matters to Shareholders and clients. This material is not intended or written to be used, and it cannot be used, with any taxpayer for the purpose of avoiding penalties which may be imposed on the taxpayer under U.S. federal tax laws. Federal and state tax laws are complex and constantly changing. You should always consult your legal or tax advisor for information concerning your individual situation.

Sincerely,

Wilshire Private Assets Master Fund

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